Issuer Free Writing Prospectus
Filed Pursuant To Rule 433
Registration File No. 333-282752
2 Shield Level Pay Plus II Takeover DM Direct Mail – Mockup Thank you

3 SLPP II Takeover DM Direct Mail Front

SLPP II Takeover DM Direct Mail Back

SLPP II Takeover DM Disclosures


More Clients Are Looking for Retirement Income
57%
of non-retired Americans are concerned about no longer having regular paychecks in retirement[2]
73%
of people ages 45-65 are interested in purchasing a product that provides guaranteed lifetime income[3]
In addition to consumer demand, recent market volatility underlines the importance of including sources of guaranteed income in a retirement portfolio. Shield Level Pay Plus Annuities were designed to help meet this need through a choice of two versions of an income rider, depending on each client's specific risk tolerance and income needs.[4]
[2] 2023 U.S. Retirement Survey. Schroders Investment Management North America Inc., 2023.
[3] Retirement Planning. Morning Consult, May 2023.
[4] Guaranteed lifetime income depends upon staying within the parameters of the Guaranteed Lifetime Withdrawal Benefit (GLWB) Rider.
For Financial Professional Use Only. Not For Public Distribution.
Shield Level
Award-Winning Brighthouse Shield Level Pay Plus® II Annuities Can Help Clients Meet Their Retirement Income Needs[1]
For more information, visit brighthousefinancialpro.com.
[1] Brighthouse Shield Level Pay Plus® II Annuities. Barron's Best Annuities, 2025.
For Financial Professional Use Only. Not For Public Distribution.

Award-Winning Brighthouse Shield Level Pay Plus® II Annuities Can Help Clients Meet Their Retirement Income Needs[1]

For more information, visit **brighthousefinancialpro.com.**

[1] Brighthouse Shield Level Pay Plus® II Annuities. Barron's Best Annuities, 2025.

For Financial Professional Use Only. Not For Public Distribution.

Brighthouse Financial | Build for what's ahead

Brighthouse Life Insurance Company
11225 North Community House Road
Charlotte, NC 28277

[First Name] [Last Name]
[Firm Name]
[Address 1]
[City], [State] [ZIP]

For Financial Professional Use Only. Not For Public Distribution.

Brighthouse Financial | Build for what's ahead

Help Clients Discover the Advantages of Guaranteed Lifetime Income

For Financial Professional Use Only.
Not For Public Distribution.



More Clients Are Looking for Retirement Income

57% of non-retired Americans are concerned about no longer having regular paychecks in retirement[2]

73% of people ages 45 to 65 are interested in purchasing a product that provides guaranteed lifetime income[3]

In addition to consumer demand, recent market volatility underlines the importance of including sources of guaranteed income in a retirement portfolio. Shield Level Pay Plus Annuities were designed to help meet this need through a choice of two versions of an income rider, depending on each client's specific risk tolerance and income needs.[4]

[2] 2023 U.S. Retirement Survey. Schroders Investment Management North America Inc., 2023.

[3] Retirement Planning. Morning Consult, May 2023.

[4] Guaranteed lifetime income depends upon staying within the parameters of the Guaranteed Lifetime Withdrawal Benefit (GLWB) Rider.

Shield Level Pay Plus II Annuities Offer Much More

Permanent source of retirement income
Clients can enjoy guaranteed lifetime income with the opportunity to increase their withdrawal rate the longer they wait to begin payments.[5]

Protection with growth opportunities
With a Shield Level Pay Plus II Annuity, balance is built in by combining a level of downside protection with opportunities to participate in market growth.[6]

Priced to maximize investment
Clients can put more of their money to work with a lower fee than some traditional variable annuities that have an income rider.

[5] Early or excess withdrawals may affect the amount or ability to receive lifetime income. All guarantees are subject to the claims-paying ability and financial strength of the issuing insurance company. If the account value reduces to zero due to a non-excess withdrawal, or if there are insufficient funds to deduct the rider charge, lifetime income payments will be calculated using the applicable lifetime guarantee rate. If the account value is reduced to zero due to early or excess withdrawals, lifetime income payments will not be received.

[6] Brighthouse Shield Level Pay Plus II Annuities are index-linked annuities, which means they track the performance of one or more market indices and do not invest directly in the markets.

For Financial Professional Use Only. Not For Public Distribution.

This is not an offering of any securities for sale in New York. This communication refers to Brighthouse Shield Level Pay Plus® II Annuity and Brighthouse Shield Level Pay Plus® II Advisory Annuity, collectively referred to as "Shield Level Pay Plus® Annuities" or "Shield Level Pay Plus® II Annuities," which are part of the suite of single premium deferred annuity products referred to as "Shield® Level Annuities Product Suite" or "Shield® Level Suite Annuities." These products are index-linked annuities issued by, and product guarantees are solely the responsibility of, Brighthouse Life Insurance Company, Charlotte, NC 28277, on Policy Form 5-213-1 (07/24) ("Brighthouse Financial"). Shield Level Pay Plus Annuities are distributed by Brighthouse Securities, LLC (member FINRA). All are Brighthouse Financial affiliated companies. Shield Level Pay Plus Annuities have charges, termination provisions, and terms for keeping them in force. Please contact a financial professional for complete details. Product availability and features may vary by state or firm. These products are not available in New York.

Shield Level Pay Plus Annuities are registered with the SEC. Before you invest, you should read the prospectus in the registration statement and other documents Brighthouse Life Insurance Company has filed for more complete information about the company and the product. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. You may also request a prospectus from your financial professional or directly from Brighthouse Financial at (888) 243-1932 or brighthousefinancial.com.

• Not a Deposit • Not FDIC Insured • Not Insured by Any Federal Government Agency
• Not Guaranteed by Any Bank or Credit Union • May Lose Value

Brighthouse Life Insurance Company
11225 North Community House Road
Charlotte, NC 28277

Brighthouse FINANCIAL | Build for what's ahead®

For Financial Professional Use Only. Not For Public Distribution.

This is not an offering of any securities for sale in New York. This communication refers to Brighthouse Shield Level Pay Plus® II Annuity and Brighthouse Shield Level Pay Plus® II Advisory Annuity, collectively referred to as "Shield Level Pay Plus® Annuities" or "Shield Level Pay Plus® II Annuities," which are part of the suite of single premium deferred annuity products referred to as "Shield® Level Annuities Product Suite" or "Shield® Level Suite Annuities." These products are index-linked annuities issued by, and product guarantees are solely the responsibility of, Brighthouse Life Insurance Company, Charlotte, NC 28277, on Policy Form 5-213-1 (07/24) ("Brighthouse Financial"). Shield Level Pay Plus Annuities are distributed by Brighthouse Securities, LLC (member FINRA). All are Brighthouse Financial affiliated companies. Shield Level Pay Plus Annuities have charges, termination provisions, and terms for keeping them in force. Please contact a financial professional for complete details. Product availability and features may vary by state or firm. These products are not available in New York.

Shield Level Pay Plus Annuities are registered with the SEC. Before you invest, you should read the prospectus in the registration statement and other documents Brighthouse Life Insurance Company has filed for more complete information about the company and the product. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. You may also request a prospectus from your financial professional or directly from Brighthouse Financial at (888) 243-1932 or brighthousefinancial.com.

• Not a Deposit • Not FDIC Insured • Not Insured by Any Federal Government Agency
• Not Guaranteed by Any Bank or Credit Union • May Lose Value

Brighthouse Life Insurance Company
11225 North Community House Road
Charlotte, NC 28277

Brighthouse FINANCIAL® Build for what's ahead®

2504 **BDVA2160517**
7961241.1[05/31/2027]

For Financial Professional Use Only. Not For Public Distribution.